Exhibit 10.1

To: David Lazar

From: Aterian, Inc.

Date: September 29, 2026

Subject: Retention Bonus Opportunity

Aterian, Inc. (the “Company”) views you as a valued member of our team, and we need you to help the Company during its continued transition and search of expanded business models. To recognize your service to the Company, and to retain your ongoing and future services relationship with the Company, we are pleased to present you with a retention bonus opportunity, subject to the terms and conditions set forth below. We appreciate your commitment to the Company. To accept this retention bonus opportunity, please sign, date and return this letter.

TERMS AND CONDITIONS

1. Retention Bonus.

a. You agree to continue to lead the Company as its Chief Executive Officer and Interim Chief Financial Officer through the date on which the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2026 with the U.S. Securities and Exchange Commission (the “Retention Date”). As consideration for your agreement, the Company agrees to pay you two retention bonuses (each, a “Retention Bonus” and collectively, the “Retention Bonuses”), in an aggregate amount of $150,000, as follows (i) $75,000 payable in a lump sum on September 30, 2026 (the “First Payment Date”); and (ii) $75,000 payable in a lump sum within five (5) business days following the Retention Date. Except as otherwise provided by Section 1.b. below, you must be providing services to the Company on the First Payment Date to receive the first Retention Bonus and on the Retention Date to receive the second Retention Bonus. You agree that any tax consequences or liability arising from the Company’s payments to you shall be your sole responsibility.

b. Notwithstanding the foregoing, if your services relationship with the Company is terminated prior to the Retention Date by the Company without Cause (as defined below) or due to your death or Disability (as defined below), then the Company shall pay any Retention Bonus not previously paid to you (or to your estate) within three (3) business days following the date of such termination.

c. The Company shall have no obligation to pay you a Retention Bonus not previously paid to you if (i) you terminate your services relationship with the Company prior to the Retention Date or (ii) the Company terminates your services relationship with Cause prior to the Retention Date.

d. For purposes of this letter:

i. “Cause” means (1) willful misconduct with respect to your duties as a service provider of the Company; (2) indictment for a felony; (3) commission of fraud, embezzlement, theft or other act involving dishonesty, or a crime constituting moral turpitude, in any case whether or not involving the Company, that, in the opinion of the Company, renders your continued services relationship harmful to the Company; (4) your breach of any of the Company’s policies; (5) your violation of the terms of any confidentiality, non-competition, non-disclosure or similar agreement with respect to the Company to which you are a party; and/or (6) your failure and/or refusal to perform or your intentional disregard of your duties and responsibilities.

ii. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

2. Right to Continued Services. Please note that your eligibility for the Retention Bonuses does not in any way alter, modify, or amend your relationship with the Company, nor does it guarantee you the right to continue in the service of the Company.

3. Other Benefits. The Retention Bonuses are special incentive payments to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance, or other benefit plans of the Company, unless such plan or agreement expressly provides otherwise.

4. Governing Law. All questions concerning the construction, validity, and interpretation of this letter will be governed by the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

5. Entire Agreement. This letter constitutes the entire agreement between you and the Company with respect to the Retention Bonuses and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonuses, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company. We ask that you acknowledge your receipt of this letter and your acceptance of its terms and conditions by signing and dating the Acknowledgement and Acceptance section below and returning it to me promptly for the Company’s records.

Very truly yours,

Aterian, Inc.

/s/ David Natan

David Natan, Chairman of the Compensation Committee

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this letter setting forth the terms and conditions governing the opportunity to receive the Retention Bonuses. I have carefully read the letter and hereby agree to and accept all those terms and conditions, and agree that my entitlement to any Retention Bonus described in the letter shall be determined solely by the terms and conditions described herein.

/s/ David Nazar

Signature

Printed Name: David Lazar

Dated: September 29, 2026